EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of United Dominion Realty Trust, Inc. for the registration in the aggregate of $1,500,000,000 of its debt securities, preferred stock and common stock and to the incorporation by reference therein of our report dated January 27, 2004 (except for Notes 2 and 3, as to which the date is May 10, 2004), with respect to the consolidated financial statements and schedule of United Dominion Realty Trust, Inc. for the year ended December 31, 2003, included in its Current Report on Form 8-K filed on May 14, 2004, with the Securities and Exchange Commission; and (i) our report dated May 21, 2003, with respect to the combined statement of revenue and certain expenses of Harbor Greens Apartments, Pinebrook Village Apartments, Huntington Vista Apartments, and Windjammer Apartments for the year ended December 31, 2002, our report dated November 14, 2003, with respect to the statement of revenue and certain expenses of the Inlet Bay at Gateway Apartments for the year ended December 31, 2002, included in its Current Report on Form 8-K filed on January 9, 2004, with the Securities and Exchange Commission and also included in its Current Report on Form 8-K/A filed on February 13, 2004, with the Securities and Exchange Commission; and (ii) our report dated December 20, 2003, with respect to the statement of revenue and certain expenses of Carriage Homes at Wyndham for the year ended December 31, 2002, and our report dated December 22, 2003, with respect to the combined statement of revenue and certain expenses of Waterside Towers, Waterside Towers Townhomes and The Commons at Town Square for the year ended December 31, 2002, included in its Current Report on Form 8-K/A filed on February 13, 2004, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
May 17, 2004